  EXHIBIT 10.4

SUNPOWER CORPORATION
KEY EMPLOYEE QUARTERLY
KEY INITIATIVE BONUS PLAN
(Amended and Restated April 3, 2009)

Article 1 - KI Plan Objective

1.1 The objective of this Key Employee Quarterly Key Initiative Bonus Plan (“KI Plan”) is to provide incentives to key employees of SunPower Corporation and its subsidiaries (collectively, the “Company”) based on the Company’s quarterly corporate milestones and an individual's performance against set individual key initiatives (KIs).  The KI Plan shall be administered by the Compensation Committee appointed by the Board of Directors of SunPower Corporation.

Article 2 - Effective Date

2.1 This quarterly program will be effective as of January 1, 2009. ”Plan Periods” under the KI Plan will correspond to the fiscal quarters of the Company.

Article 3 - Eligibility for KI Plan Participation

3.1 All executive officers of the Company, as well as any other key employees approved by the
     Chief Executive Officer of the Company shall participate in the KI Plan.

Article 4 - Target Bonus Percentages and Calculations

4.1
KI Target Bonus Percentages.  Each KI Plan participant will be allocated a KI target bonus expressed as a percentage of his or her base salary.  KI target bonus percentages are set by the Compensation Committee.  The Compensation Committee may, in its discretion, set maximum caps on the payout amount for KI bonuses.  The Compensation Committee may delegate establishing KI target bonus percentages to officers of the Company; provided that executive officer KI target bonus percentages must be approved by the Compensation Committee.

4.2 KI Plan Components.

(i)
Quarterly KI Score.  At the start of each quarter the participant will formulate with his or her supervisor a list of key initiatives for such quarter.  Each initiative will be allocated a certain number of points, and the quarterly scorecard shall total 100 points.  Following each quarter the participant’s supervisor will score the participant’s achievement of key initiatives (expressed as a percentage).

(ii)
Company Milestone Score.  With respect to each quarter the Board of Directors will establish quarterly corporate milestones for such quarter.  Each company milestone will be allocated a certain number of points.  Following each quarter, the executive officers of the Company will score the achievement of company milestones (expressed as a percentage).

(iii)PBT Score.  At the start of each quarter the executive officers will establish an internal profit before tax financial target for the Company (“Plan PBT”).  Following each quarter the actual profit before tax for such quarter will be determined (“Actual PBT”).

4.3    Quarterly bonuses under this KI Plan are based on a combination of (a) the participant’s number of points achieved on his or her key initiative scorecard for the quarter (expressed as a percentage), (b) the percentage of company milestones achieved for the quarter, and (c) the Actual PBT for such quarter.  In particular, the bonus payout is calculated as follows:

(i)	If the Actual PBT is less than 90% of the Plan PBT, no KI bonus payout will be made for the quarter.

(ii)	If the Actual PBT is equal to or greater than 90% of the Plan PBT, but the company milestone score is equal to or less than 60%, no KI bonus payout will be made for the quarter.

(iii)	If both the Actual PBT is equal to or greater than 90% AND the company milestone score is greater than 60%, the quarterly KI bonus will be paid as follows:

a. Corporate Milestone Score greater than 80%:  Full KI score payout.  For example, if an individual has a $100,000 base salary, 20% KI target bonus and a KI score of 80%, s/he would receive a quarterly bonus of 100,000 x .20 x .80 = $16,000.

b. Company Milestone Score less than or equal to 80%:   One-half KI score payout.  In the above example, the individual would receive a quarterly bonus of $8,000.

(iv)
If both the Actual PBT is equal to or greater than 90% and the company milestone score is greater than 100%, the quarterly KI bonus may be prorated and paid above 100%, subject to a maximum cap of 110%.

Article 5 - Effect of Base Salary on Target Bonus Adjustments.

5.1
Payout calculations under the KI Plan will be based on the plan participant's base salary at the end of the quarter being measured and not the base salary at the time the milestone and KI portion of the bonus is paid.

5.2
In the event a participant’s KI target bonus percentage is changed during the quarter, the new KI target bonus will be effective at the beginning of the immediately following quarter.  The participant’s KI payout for the current quarter shall be based on the KI target bonus in effect at the beginning of that quarter.

Article 6 -  KI Achievement

6.1 KI attainment for the completed quarter and proposed KI for the next quarter are reviewed at the end of each quarter no later than the third Friday of the first month of the quarter.

6.2
In setting KIs, a 0% threshold may be defined for each KI.  This threshold, which could be timing and/or deliverable-based, is a point at which a KI score starts to be earned.  If a participant does not reach/complete the minimum threshold, such KI will be scored 0% (zero).  Progress beyond the threshold earns the participant a pro-rated score up to 110%.  The score for a particular KI item cannot exceed 110%.  Scoring greater than 100% for a KI item is usually limited to numeric or quantitative goals.

6.3 The Chief Executive Officer’s quarterly KI score is the actual corporate milestone score for such quarter.

Article 7 -  Eligibility for Payment

7.1 Employment:  To be eligible for any portion of the bonus payment, the participant must be employed by the Company at the scheduled payment date.  A participant who terminates employment prior to the payment date will be ineligible for any and all bonuses not yet paid, except as otherwise provided in this article or any separate agreement approved by the Compensation Committee.

7.2 New Hires: New Hires shall be eligible to participate in the bonus program starting the first of the month following the month of hire.

7.3 Disability:  If a participant is unable to perform the essential functions of his or her job with or without a reasonable accommodation and is eligible to receive disability benefits under the standards used by the Company's disability benefit plan, the participant will receive a bonus calculated as follows: the quarter in which the disability begins will be considered a completed quarter and the KI bonus for that quarter will be paid as though KI attainment was 100%.

7.4 Retirement:  If a participant retires, i.e. permanent termination of employment with the Company in accordance with the Company's retirement policies, the participant will receive a bonus calculated as follows: the quarter in which the retirement begins will be considered a completed quarter and the KI bonus for that quarter will be paid as though KI attainment was 100%.  Thereafter, quarterly participation ceases.

7.5 Death:  If a participant dies, awards will be paid to the beneficiary designated by the participant or, if no such designation has been made, to the persons entitled thereto as determined by a court of competent jurisdiction.  The bonus will be calculated as follows:  the quarter in which death occurred will be considered a completed quarter and the KI bonus for that quarter will be paid as though KI attainment was 100%.  Thereafter, quarterly participation ceases.

7.6 Lay-off:  If a participant is terminated by lay-off during a Plan Period, the quarter in which the lay-off occurred will be considered a completed quarter and the KI bonus for that quarter will be paid as though KI attainment was 100%.  Thereafter, quarterly participation ceases.

7.7  No bonus will be paid to employees who are terminated for cause.

7.8 All qualified bonus payments including future scheduled payments pursuant to Section’s 7.3, 7.4, and 7.5 will be paid in lump-sum.

7.9 The Chief Executive Officer reserves the right to reduce the bonus award of a participant on a pro-rata basis to reflect a participant's leave of absence during the applicable Plan Period.

Article 8 - Miscellaneous

8.1 Unless as defined in article 8.4, no right or interest in this KI Plan is transferable or assignable except by will or laws of descent and distribution.

8.2 Participation in this KI Plan does not guarantee any right to continued employment with the Company.

8.3 Participation in the KI Plan in a particular Plan Period is not a guarantee to participate in subsequent Plan Periods.

8.4 Management reserves the right to discontinue participation of any participant in this KI Plan, at any time, and for whatever reasons.

8.5 This KI Plan is unfunded and the Company does not intend to set up a sinking fund.  Consequently, payments arising out of bonus earned shall be paid out of the Company's general assets.  Each actual KI bonus shall be paid in cash (or its equivalent value in shares as determined by the Committee or its designee) in a single lump sum.  Accounts recognized by the Company for book purposes are not an indication of funds set aside for payment.  KI Plan participants are considered as general creditors of the Company and the obligation of the Company is purely contractual and is not secured by any particular Company asset.

8.6 The provision of this KI Plan shall not limit the ability of the Compensation Committee (or its designees) to modify said KI Plan, or adopt such other plans on matters of compensation, bonus or incentive, which in its own judgment it deems proper, at any time.